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Exhibit 99.23(A)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Special Meeting of Shareholders
[                     ], 2003
1111 West Jefferson Street, P.O. Box 50
Boise, Idaho 83728

The shareholder signing this card appoints George J. Harad, John W. Holleran, and Karen E. Gowland as proxies, each with the power to appoint a substitute. They are directed to vote all the shareholder's Boise Cascade Corporation stock held on [                    ], 2003, at the company's special meeting to be held on [                    ], 2003, and at any adjournment of that meeting. They are also given discretionary authority to vote on any other matters that may properly be presented at the special meeting.

The Board of Directors recommends a vote FOR proposals 1 and 2.

1. Approve and adopt the agreement and plan of merger among Boise Cascade Corporation, Challis Corporation, and OfficeMax, Inc., including authorizing the issuance of shares of Boise Cascade Corporation common stock in the merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2. Approve and adopt an amendment to the 2003 Boise Incentive and Performance Plan to authorize 4,800,000 additional shares of Boise Cascade Corporation common stock for issuance under the plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

This proxy will be voted according to your instructions. If you sign and return the card but do not vote on these matters, then proposals 1 and 2 will receive FOR votes.

This card provides voting authority for all beneficial holdings of Boise Cascade Corporation shares.

Please sign exactly as your name appears below and date this card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, give full title as such. When signing as a corporation, sign in full corporate name by an authorized officer. When signing as a partnership, sign in partnership name by an authorized person.

Signature of Shareholder	Date
Signature of Shareholder	Date

Forward this card to Corporate Election Services (independent tabulator),
P.O. Box 1150, Pittsburgh, PA 15230

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  Exhibit 99.23(A)